Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vicapsys Life Sciences, Inc.

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated April 14, 2023, 2023, relating to the consolidated financial statements of Vicapsys Life Sciences, Inc. as of and for the years ended December 31, 2022 and 2021 and all references to the firm included in this Registration Statement. Our report includes an explanatory paragraph about the existence of the substantial doubt concerning the Company’s ability to continue as a going concern.

D. Brooks and Associates CPAs, P.A.

Palm Beach Gardens, FL

June 30, 2023